Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BROADWAY FINANCIAL CORPORATION
ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

LOS ANGELES, CA - September 11, 2019 - Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), the parent company of Broadway Federal Bank, f.s.b., today announced that its board of directors approved a stockholder rights plan (the “Rights Plan”) on September 10, 2019.  The board’s purpose in adopting the Rights Plan is to protect the Company’s stockholders against the possibility of attempts to acquire control of or influence over the Company through open market or privately negotiated purchases of the Company’s common stock without payment of a fair price to all of the Company’s stockholders or through other tactics that do not provide fair treatment to all stockholders.

The Rights Plan, which was approved by the board of directors after consultation with the Company’s legal and financial advisors, is similar to rights plans that have been adopted by many public companies.  Adoption of the Rights Plan is intended to encourage a potential acquiror of the Company to negotiate directly with the board of directors, and to assist the board in seeking to obtain the greatest value available to stockholders.  The Rights Plan will not interfere with any merger, acquisition or business combination, or capital financing opportunity, that the Company’s board of directors believes to be in the best interest of the Company’s stockholders.

In connection with the Rights Plan, the Board has declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock and nonvoting common stock (collectively, the Company’s “Common Shares”) held by stockholders of record on September 23, 2019.  Each Right will initially entitle a holder, upon the occurrence of certain events, to purchase, for an exercise price of $3.60 per Right, one one-thousandth of a share of Series B Junior Participating Preferred Stock of the Company, which would have voting and economic rights equivalent to one share of common stock of the Company.  The Rights distribution is not expected to be taxable to stockholders.

The Rights will not become exercisable unless, with certain exceptions, an investor, including the investor’s affiliates and associates (each as defined in the Rights Plan), acquires beneficial ownership of 10% or more of the Company’s Common Shares, or announces a tender offer that would result in the investor, together with the investor’s affiliates and associates, owning 10% or more of the Company’s Common Shares.  For this purpose, an investor will be deemed to have beneficial ownership of Common Shares that are owned by persons and entities with whom the investor has an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Common Shares or any other securities of the Company, as well as Common Shares held by persons or entities who are acting in concert with the investor to obtain control of, or to exercise a controlling influence over the management or policies of, the Company.

The Rights Plan excludes from its 10% ownership trigger level any investor who, alone or together with the investor’s affiliates and associates, currently owns 10% or more of the Company’s Common Shares, but such investors would lose their exempted status if they acquire additional Common Shares, or if their ownership of Common Shares falls below the 10% trigger level, after the date the Rights Plan was adopted.

If an investor (an “Acquiring Person”), alone or together with the investor’s affiliates and associates, acquires beneficial ownership of 10% or more of the Company’s outstanding Common Shares, the Rights will automatically convert to rights entitling their holders, other than the Acquiring Person, its affiliates and associates, and their transferees, to purchase Common Shares from the Company, in lieu of Series B Junior Participating Preferred Stock, at half of the then current market price of the Common Shares, up to the amount of the purchase price under the Rights.  Alternatively, the Company would have the right, subject to certain limitations, to exchange all or part of the Rights for Common Shares of the Company at an exchange ratio of one Common Share, or preferred shares having equivalent value as determined by the board of directors, for each Right exchanged.

The Rights Plan may be terminated or amended by the Board at any time prior to the Rights becoming exercisable and may be amended thereafter in any manner that would not adversely affect the interests of the holders of Rights.  In addition, the Company’s board of directors may elect to redeem the Rights at a redemption price of $0.001 per Right at any time before the triggering 10% ownership level has been reached, which redemption price may be paid in cash, Common Shares or other consideration.  The Rights will expire on September 10, 2029, unless earlier redeemed or exchanged by the Company.

More detailed information regarding the Rights Plan and the Rights that will be distributed to the holders of the Company’s Common Shares will be provided in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission.  A copy of the Rights Agreement comprising the Rights Plan and setting forth the terms of the Rights will be attached as an exhibit to the Form 8-K filing.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

SOURCE:  Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com